Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as “Agreement”) is made this 19th day of December, 2007, by and between EXAR CORPORATION, including its affiliates and wholly-owned subsidiaries, a Delaware corporation, with its principal place of business at 48720 Kato Road, Fremont, California 94538 (hereinafter referred to as “EXAR”) and John S. McFarlane, an individual (hereinafter referred to as “Mr. McFarlane”).

FOR AND IN CONSIDERATION of the mutual promises and conditions set forth below, EXAR and Mr. McFarlane agree as follows:

1.	SERVICES

EXAR retains Mr. McFarlane on an interim basis to serve as the Company’s President and CEO and to perform all related tasks and responsibilities.

Mr. McFarlane shall exercise his best skill and judgment in performing his obligations hereunder. It is recognized by Mr. McFarlane that time is of the essence.

2.	TERM

Mr. McFarlane’s engagement hereunder is “at will” and either he or Exar can terminate it at any time, with or without cause and with or without notice.

3.	COMPENSATION

For the services to be rendered by Mr. McFarlane, he shall receive a monthly salary of Thirty Five Thousand Dollars ($35,000.00), beginning on December 7, 2007. Payment to Mr. McFarlane shall be made in a form of a wire transfer. Mr. McFarlane's documented travel (including lodging and meals) expenses incurred in the performance of his duties to Exar or at Exar’s request will be reimbursed.

4.	RELATIONSHIP

Mr. McFarlane will at all times act as an independent contractor and nothing stated or implied herein shall be construed to make Mr. McFarlane in any way to be an employee (common law or otherwise) of EXAR or any affiliated company. Mr. McFarlane in no event shall be considered as an employee (common law or otherwise) of EXAR within the meaning or application of any national or state unemployment insurance law, old age benefit law, workmen's compensation or industrial accident law, or other industrial or labor law, any tax law, or any EXAR employee benefit plan, and he hereby confirms his non-employee status (common law or otherwise). Mr. McFarlane further agrees not to make any application for any benefits or rights extended to regular or part-time employees of Exar, and waives any rights thereto.

While Mr. McFarlane shall control the detail, manner, and method of performing the services to be rendered, it is understood that all services performed under this Agreement shall be subject to inspection by and approval of EXAR.

5.	EXAR REPRESENTATIVE

EXAR’s designated representative is the Board of Directors (hereinafter “Representative”). EXAR’s designated representative will serve as Mr. McFarlane’s primary contact with EXAR.

7.	CONFIDENTIALITY

The nature of the work performed and any information belonging to EXAR or any third party with which Mr. McFarlane may become familiar will be treated as confidential and may not be disclosed without the written consent of EXAR, except as provided herein. Mr. McFarlane agrees to keep in strictest confidence all information relating to the business affairs of EXAR which may be acquired in connection with or as a result of this Agreement. During the term of this Agreement and at any time thereafter, without the prior written consent of EXAR, Mr. McFarlane will not publish, communicate, divulge, disclose or use any of such information which has been designated as secret, confidential or proprietary, or from which the surrounding circumstances ought to be treated as secret or confidential.

9.	NON-COMPETE

During the term of the Agreement, Mr. McFarlane will not perform services as an employee, consultant, director or otherwise for any firm which is a direct competitor of Exar.

11.	TAXES

Mr. McFarlane shall be solely responsible for the payment, wherever payable, of any income taxes or other taxes, contributions or insurance premiums that pertain to the compensation received hereunder.

12.	NOTICES

Any notice or other communication required to be given under the terms of this Agreement shall be deemed to have been given upon personal delivery or upon the lapse of three (3) days following deposit for delivery by certified or registered United States mail, postage fully prepaid and addressed to the party at its respective address as shown herein (or at such other address to which one party gives the other by the same means of notice).

Notice and, except as set forth above, payment to Mr. McFarlane shall be sent to his home address.

Notice to EXAR shall be sent to the following address unless otherwise specified herein:

EXAR CORPORATION

48720 Kato Road

Fremont, California 94538

Attn: Legal Department

13.	GENERAL

(a) This Agreement and the Exhibits attached constitute the entire agreement between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereunder and no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

(b) The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto subject themselves to the jurisdiction of the state and federal courts of the State of California residing within the County of Alameda with respect to any dispute, disagreement or claim arising hereunder, and agree that any such dispute, disagreement or claim shall be exclusively resolved by such California state or federal court.

(c) The prevailing party in any legal, arbitration or dispute resolution action brought by one party against the other regarding the performance, interpretation, enforcement or with respect to any matter arising out of or in connection with this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees.

(d) Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a successor in interest to Exar by merger, by operation of law, or by assignment, purchase, or otherwise, of the entire business of Exar shall acquire all the rights and be subject to all the obligations of Exar hereunder, without the necessity of obtaining such prior written consent; provided, however, that nothing herein shall prevent Exar from assigning all of its rights and obligations under this Agreement to a subsidiary of Exar upon written notice to Mr. McFarlane.

The parties hereto have caused this Agreement to be executed on the date first above written.

	EXAR CORPORATION		JOHN S. MCFARLANE

By:	/s/ Richard L. Leza	By:	/s/ John S. McFarlane
Title:	Chairman of the Board	Title:	Interim President and CEO
Date:	December 19, 2007	Date:	December 19, 2007

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